EX-99.d.4

SCHEDULE 1

LIST OF FUNDS

Macquarie Global Listed Infrastructure ETF
Macquarie Energy Transition ETF

Macquarie Focused Large Growth ETF

Macquarie Focused Emerging Markets Equity ETF

Macquarie Focused International Core ETF

Macquarie Focused SMID Cap Core ETF

1